Exhibit 10.22.2

BROADWAY FINANCIAL CORPORATION
4800 Wilshire Boulevard
Los Angeles, CA 90010

August 22, 2013

National Community Investment Fund
135 South LaSalle, Suite 2040
Chicago, IL 60603

Re:                             Investor Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your acquisition of capital stock of Broadway Financial Corporation, a Delaware corporation (the “Company”), the parent company of Broadway Federal Bank, F.S.B. (the “Bank”) pursuant to the following named agreements, National Community Investment Fund, a trust (the “Investor”), shall be entitled to the following contractual rights, in addition to any other rights specifically provided to the Investor pursuant to that certain Exchange Agreement by and between the Company and the Investor (the “Exchange Agreement”) and that certain Loan Purchase and Sale Agreement by and between BBCN Bancorp, Inc. and the Investor (the “Loan Sale Agreement”), each dated as of the date hereof, including any amendments or supplements thereto, and such other agreements, instruments and certificates delivered in connection therewith (collectively, the “Transaction Documents”):

1.                                      Right to Designate Board Member.  As long as the Investor (together with its affiliates) beneficially owns at least 4% of the total capital stock (including any common shares and non-voting shares) of the Company or any of its affiliates, and subject to any required approvals or non-objections of the Board of Governors of the Federal Reserve System (whether acting directly or through the Federal Reserve Bank of San Francisco in such reserve bank’s regulatory capacity), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and/or any other regulatory body having jurisdiction over the Company or the Bank (collectively, the “Regulators”), the Company shall use its reasonable best efforts to cause one person nominated by the Investor to be elected to serve on the Board of Directors of the Company, and any direct or indirect subsidiary thereof, including the Bank (collectively, the “Board”), which efforts shall include, without limitation, soliciting proxies for the Investor’s nominee in the same manner as it does for the Company’s other nominees.  Any director nominated by the Investor pursuant to this paragraph 1 shall be entitled to indemnification rights in his or her capacity as a member of the Board pursuant to an indemnification agreement in such form as shall be agreed to between the Company and the Investor.  The Investor’s Board representative shall receive compensation from the Company equal in form and value to compensation paid to other Board members (such compensation to be paid as directed by the Investor).  To facilitate the in-person attendance of the Investor’s Board representative (as a member of the Board pursuant to this paragraph 1 or as an observer pursuant to paragraph 2 below), the Company shall reimburse the Investor for all reasonable travel expenses of such representative promptly upon receiving documentation thereof reasonably acceptable to the Company; provided, however, that the Company shall not be obligated to reimburse expenses in excess of $20,000 in any calendar year.

2.                                      Board Observer Rights.  If the Investor is not represented on the Board (including during such time as regulatory approval is pending), as long as the Investor (together with its affiliates) beneficially owns at least 4.0% of the total capital stock (including any common shares and non-voting shares) of the Company or any of its affiliates, the Company shall allow a representative of the Investor to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors, including in their capacity as members of committees of the Board, at the same time and in the same manner as provided to such directors; provided, however, that (i) such representative shall agree to hold in confidence and trust all information so provided; (ii) the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that access to such material or attendance at such meeting would adversely affect the attorney-client privilege between the Company or the Bank and its counsel or would conflict with applicable banking laws or regulations or if such material or meeting relates to relations or negotiations with the Investor or require the consent or non-objection of any Regulator; and (iii) such observer shall be excluded from all “executive sessions” of the board of directors if any other persons who are not members of the board of directors, other than counsel to the Company, are also excluded.  Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to the Investor’s concerns regarding significant business issues facing the Company.  For the avoidance of doubt, such representative shall not have access to any “confidential supervisory information” (as such term or relevant similar term is defined under the regulations of any Regulator).

3.                                      Terms of Agreements with Other Investors.  The Company represents and warrants that it has not entered into, and does not currently intend to enter into, any agreement with any other investor that provides rights to such investor related to its investment in capital stock of the Company, other than any such agreement listed in Exhibit A hereto, copies of which have been provided to the Investor.  If the Company enters into any such agreement with a party that agrees to purchase capital stock issued by the Company after the date hereof, then the Company shall promptly provide a copy of any such agreement to the Investor.  As to any such agreement entered into with any other investor agreeing to purchase capital stock issued by the Company, any terms of such agreement that are more favorable to such investor than the terms of the Transaction Documents shall be added and incorporated into this letter agreement, unless the Investor provides written notice to the Company that it elects to waive its rights to any such additional or modified terms.

4.                                      Capital Structure.

(a)                                 Exchange Rights.  The Investor shall have the right, but not the obligation, from time to time, in its sole discretion, to exchange any voting common stock held by the Investor for non-voting common stock of the Company (“Non-Voting Common Stock”) if the

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Company’s certificate of incorporation then authorizes the Company to issue Non-Voting Common Stock, or the non-voting preferred stock of the Company referred to herein if the Company’s certificate of incorporation does not then authorize the issuance  of Non-Voting Common Stock, in order to reduce its ownership of any class of voting securities of the Company to as low as 4.9% of the voting securities of the Company on a fully-diluted basis.  The Non-Voting Common Stock shall have all of the rights and other attributes of the Company’s currently outstanding common stock, except as provided in this paragraph 4(a) and except that such stock shall not be entitled to vote on any matter, except as required by the Delaware General Corporation Law.  The non-voting preferred stock referred to herein shall be authorized by the Company prior to the closing of the transactions contemplated by the Transaction Documents and shall have the rights, powers and preferences set forth in a Certificate of Designation of Series G Non-Voting Preferred Stock substantially in the form attached as Exhibit B hereto and is referred to herein collectively with the Non-Voting Common Stock as the “Non-Voting Stock.”  Any such exchange shall be effected by way of an Exchange Agreement in form and substance substantially as set forth on Exhibit C hereto.  Any Non-Voting Stock of the Company held by the Investor shall, upon its transfer to any person other than the Investor, or one of its affiliates, immediately and without any further action on the part of any person, automatically convert into voting common stock of the Company, as provided for in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock or the Certificate of Designation of the Series G Non-Voting Preferred Stock, as applicable, subject to compliance with the applicable requirements of the Regulators.  Any shares of Non-Voting Stock received by the Investor or any affiliate of the Investor pursuant to this paragraph shall not be convertible by the Investor into shares of voting common stock or any other voting security of the Company, and any such shares shall be subject to the restrictions set forth in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock or the Certificate of Designation of the Series G Non-Voting Preferred Stock, including restrictions on transfer contained therein that are intended to cause such shares to qualify as non-voting shares under the applicable requirements and policies of the Regulators.  For the avoidance of doubt, it is the intention of the parties hereto that any shares of Series G Non-Voting Preferred Stock that are outstanding at the time the Company’s certificate of incorporation is amended to authorize the Company to issue Non-Voting Common Stock shall be converted into shares of Non-Voting Common Stock and that no shares of Series G Non-Voting Preferred Stock shall be issued to any person or entity after that time.

(b)                                 Preemptive Rights.  If, following the consummation of the transactions contemplated by the Transaction Documents, the Company authorizes the issuance or sale of any securities comparable or identical to the securities issued in this offering pursuant to the Transaction Documents, the Investor shall be entitled,  in its sole discretion, to (i) purchase shares of common stock, Non-Voting Stock or any combination thereof, such that the Investor would maintain its percentage ownership interest in the Company’s capital stock on a fully-diluted basis; or (ii) exchange any Non-Voting Stock held by the Investor for voting common stock, such that the Investor would maintain its percentage ownership interest in the Company’s common stock on a fully-diluted basis, in each case, subject to compliance with the applicable requirements of the Regulators.  With respect to each of (i) and (ii) above (the “Preemptive Rights”), the Company shall give written notice of such proposed issuance or sale (including the terms and conditions thereof) to the Investor at least thirty (30) days prior to the anticipated issuance or sale date and the Investor shall have twenty (20) days from the receipt thereof to

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provide the Company with notice of the exercise of its Preemptive Rights with respect to such issuance or sale.  The Preemptive Rights described herein shall not apply to the issuance of securities of the Company (A) to employees or directors of, or consultants or advisors to, the Company or the Bank pursuant to a plan, agreement or arrangement approved by the Board, (B) in connection with the acquisition of another company by the Company by way of merger or other reorganization or the acquisition of all or substantially all of the assets or capital stock of such company, provided that such issuances are approved by the Board, or (C) in a transaction approved by the Board that results in a “Change of Control,” which for purposes of this letter agreement a “Change of Control” means the acquisition by any person (including a group of related persons within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended) of (x) more than fifty percent (50%) of the outstanding capital stock of the Company; (y) all or substantially all of the assets of the Company (including without limitation the sale of more than two-thirds (2/3) of the capital stock held by the Company in the Bank); or (z) a merger of the Company with or into any person, or of any person with or into the Company, immediately after which the shareholders of the Company (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity.  In the case of a Change of Control, the Investor’s non-voting securities shall be exchanged or purchased in the same manner as the voting common stock of the Company; provided, however, that in all cases, the aggregate ownership percentage of the Investor and its affiliates in the issued and outstanding voting securities of the Company shall not exceed 9.9%.  For the avoidance of doubt, the Investor may purchase additional shares of Series G Non-Voting Preferred Stock if the purchase of additional shares of common stock would increase its ownership of common stock to more than 4.9% of the Company’s outstanding common stock.  For the purpose of any such calculations of the percentage of voting securities owned by the Investor and its affiliates, the Investor shall include (i) any voting securities previously sold or transferred by the Investor and its affiliates, and (ii) any voting securities that were converted to Non-Voting Stock pursuant to paragraph 4(a) above as if such non-voting preferred stock were still voting securities.  In addition, the total equity ownership of the Company by the Investor and its affiliates shall not exceed 9.9% of the Company’s issued and outstanding stock.

5.                                      Expense Reimbursement.  The Company shall pay the fees and expenses incurred by the Investor in connection with its evaluation of the Company and negotiation of the Transaction Documents (including, without limitation, legal and travel expenses), regardless of whether the transactions contemplated by the Transaction Documents are consummated promptly upon receiving documentation thereof reasonably acceptable to the Company; provided, however, that the Company shall not be obligated to reimburse expenses in excess of $40,000.

6.                                      Registration Rights.  The Company shall provide a “shelf registration” for use by the Investor in the offer and sale of shares acquired by the Investor pursuant to the Transaction Documents, the registration statement for which shall be filed with the SEC by not later than the Filing Deadline (as defined in Section 1(a) of the Registration Rights Agreement referred to below).  In addition, the Investor shall be entitled to exercise “piggyback” registration rights to participate in the registration of shares pursuant to all registration statements proposed to be filed by the Company (except for the registration of securities (a) to be offered pursuant to an employee benefit plan on Form S-8 or pursuant to a registration made on Form S-4 or any

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successor forms then in effect or (b) in a transaction relating solely to the sale of debt or convertible debt instruments).  The rights and obligations of the Investor and the Company in respect of the registration rights provided hereby shall be set forth in a Registration Rights Agreement in form and substance substantially as set forth on Exhibit C hereto.

7.                                      Regulatory Approval.  The Company and the Investor shall cooperate to obtain the appropriate approvals from the Regulators in accordance with this letter agreement and the Transaction Documents. If necessary, the Investor shall agree to certain passivity commitments imposed by the Regulators, provided, that the terms and conditions of such commitments are customary and are not deemed by the Investor (in its sole discretion) to be unreasonable and provided, further, that the Investor shall not be required to agree to any restrictions, conditions or commitments imposed or otherwise required by any Regulator that are determined by the Investor (in its sole discretion) to be unduly burdensome.

8.                                      Representations and Warranties; Indemnification.  The Company hereby makes the representations and warranties to the Investor set forth in Sections 1 and 2 of Annex A hereto and the Investor, hereby makes the representations and warranties to the Company set forth in Section 3 of Annex A hereto.  The Company and the Investor shall each indemnify the other, in the event of inaccuracies in or breaches of their respective representations and warranties set forth in Annex A, in accordance with the provisions of Sections 4 through 8 of Annex A hereto.

9.                                      Community Development Matters.

(a)                                 CDBI Status.  Throughout the period that NCIF owns the shares of Common Stock contemplated herein, the Bank will remain a Community Development Banking Institution (a “CDBI”).  A CDBI is defined for this purpose as a financial institution that meets the following five conditions:

(i)                                     It has a primary mission of promoting community development;

(ii)                                  It serves either an investment area which meets objective criteria of economic distress and which has significant unmet needs for loans or equity investments, or a targeted population of low-income persons or of individuals who otherwise lack adequate access to loans or equity investments;

(iii)                               It provides development services in conjunction with equity investments or loans, directly or through subsidiaries or affiliates;

(iv)                              It maintains, through representation on its governing board or otherwise, accountability to its residents of its investment areas or targeted populations; and,

(v)                                 It is not an agency or instrumentality of the United States or of any State or political subdivision of a State.

(b)                                 Impact Reporting.  The Company or the Bank will submit development impact data, including, but not limited to, loans originated, purchased or sold by type and census tracts and other financial products and services focused on low and moderate income

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communities.  Impact reporting formats may be as provided by NCIF from time to time, with reporting to be done within 120 days after each fiscal year end.

(c)                                  Quarterly Reporting.  The Company or the Bank will provide all information reasonably required by NCIF to meet its quarterly reporting requirements under the American Recovery and Reinvestment Act of 2009, including but not limited to, reporting on the following:

(i)                                     Nature of projects financed or to be financed; and

(ii)                                  Permanent and part time jobs created and retained at Broadway and by the borrowers funded by the Bank.

(d)                                 The NCIF Network.  Throughout NCIF’s ownership of Common Stock, the Bank will be an active member of The NCIF Network, participating in the Annual Conference, and various other initiatives designed to strengthen the CDBI Banking community.  The Bank commits to paying $2,500 per year to NCIF for this participation.  The first payment of $2,500 will be made concurrently with the investment.

(e)                                  Ongoing Engagement.  Throughout NCIF’s ownership of Common Stock contemplated herein, the Company will make itself available to NCIF for quarterly update discussions on both financial and social performance.  Upon request, this discussion may include any and all members of senior management of the Company, as well as the Chairman of the Board and/or Lead Independent Board Director of the Company.

10.                               Loan Sale Agreement.  Investor undertakes for the benefit of Broadway, and hereby covenants with Broadway, that Investor will timely perform its obligations under the Loan Sale Agreement.

11.                               Miscellaneous.  The validity, construction and interpretation of this letter agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with laws of the State of New York without regard to its conflicts of laws provisions.  This letter agreement (together with the Transaction Documents) constitutes the entire agreement among the parties hereto, and supersedes any and all prior representations, agreements and understandings, whether written or oral, with respect to the subject matter hereof.  This letter agreement shall not be modified, amended or waived, in whole or in part, except by written agreement of both parties.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.  Each of the parties hereto shall, at the request of the other party, execute, deliver and acknowledge without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this letter agreement.  This letter agreement may be executed and delivered (including by facsimile or electronic transmission) in multiple counterparts, each of which shall constitute an original and all of which together shall be deemed to be one and the same instrument.

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[Signature Page to Follow]

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Very truly yours,

Broadway Financial Corporation

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	President and Chief Executive Officer

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******************************************************

ACKNOWLEDGED AND AGREED:

NATIONAL COMMUNITY INVESTMENT FUND

By:	/s/Saurabh Narain
Name:	Saurabh Narain
Title:	Chief Executive

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Exhibit A

1.                                      Exchange Agreement, dated February 10, 2012, between the Company and the United States Treasury Department.

2.                                      Exchange Agreement, dated March 15, 2012, among the Company, the Automobile Club of Southern California and the Interinsurance Exchange of the Automobile Club.

3.                                      Exchange Agreement, dated August 22, 2013, between the Company and BBCN Bancorp, Inc.

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Exhibit B

Form of Series G Certificate of Designations

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Exhibit C

Form of Series G Exchange Agreement

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Exhibit D

Form of Registration Rights Agreement

A-1

Annex A

1.                                      Certain Terms.

(a)                                 As used in this Annex A (also hereinafter referred to as “this Agreement”), the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its or their obligations under this Agreement to consummate the Closing or any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (i), there shall be excluded any circumstance, event, change, development or effect to the extent resulting from (A) actions or omissions of the Company or any Company Subsidiary expressly required or contemplated by the terms of this Agreement, (B) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturns, or in the markets in which the Company and the Company Subsidiaries operate, (C) changes after the date hereof affecting the banking industry generally, (D) any changes after the date hereof in applicable Laws or accounting rules or principles, including changes in GAAP, (E) changes in the market price or trading volume of the Common Stock or the Company’s other outstanding securities (but not the underlying causes of such changes) or (F) any failure by the Company or any of the Company Subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (but not the underlying causes of such failure), in each case to the extent that such circumstance, event, change, development or effect referred to in clauses (B), (C) and (D) do not have a disproportionate effect on the Company and the Company Subsidiaries compared to other participants in the industries or markets in which the Company and the Company Subsidiaries operate.

(b)                                 As used in this Annex A, the term “Previously Disclosed” (i) with regard to any party, means information set forth in its Disclosure Schedule under Section references corresponding with the provision of this Agreement to which such information relates (including, in the case of the Company, information identified in the Company’s Disclosure Schedule by reference to specific portions of the “virtual data room” website established by the Company for use by the Investor in its “due diligence” examination of the Company; provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement and (ii) with regard to the Company, includes information publicly disclosed by the Company in (A) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed by it with the Securities and Exchange Commission (the “SEC”), and subsequently amended by the filing of Forms 10-K/A on April 27, 2012 and September 14, 2012, or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed by it with the SEC on April 1, 2013, (B) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30,

2012 and September 30, 2012 as filed by it with the SEC, (C) the Company’s Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on November 19, 2012, or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011, in each case available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).  Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Terms having initial capitalized letters that are not otherwise defined in this Agreement shall have the meanings given to such terms in the form of Subscription Agreement entered into by the Company with certain investors in a subscription offering that is being conducted concurrently with the transactions contemplated in the letter agreement of which this Annex A forms a part, except that the term “Investor” means and refers to National Community Investment Fund.

2.                                      Representations and Warranties of the Company.  Except as Previously Disclosed, the Company hereby represents and warrants to the Investor as of the date of this Agreement and as of the date of the Investor’s acquisition of shares of Common Stock pursuant to the Transaction Documents (except for the representations and warranties that are as of a specific date, which are made as of that date) that:

(a)                                 Organization and Authority.  Each of the Company and the Company Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has Previously Disclosed correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as amended through the date of this Agreement for the Company and Broadway Federal Bank, f.s.b. (the “Bank”).  The Company is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended, 12 U.S.C. 1467a (the “SLHCA Act”).

(b)                                 Company Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”).  Except for the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens, except for the Lien of BBCN Bank on all assets of the Company, including the stock of the Bank owned by the Company.  The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended (the “FDI Act”), and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions).  The Company beneficially owns all of the outstanding capital securities of, and has sole control of, the Bank.

(c)                                  Capitalization.

(i)                                     As of the date hereof, (A) the authorized Capital Stock of the Company consists of 8,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”) and (B) of the Company Preferred Stock, 100,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $10 per share (the “Series A Preferred Stock”); 100,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $10 per share (the “Series B Preferred Stock”); 76,950 shares have been designated as Non-Cumulative Perpetual Convertible Preferred Stock, Series C, having a liquidation preference of $13 per share (the “Series C Preferred Stock”); 9,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series D, having a liquidation preference of $1,000 per share (the “Series D Preferred Stock”); 6,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series E, having a liquidation preference of $1,000 per share (the “Series E Preferred Stock”); and 25,000 shares have been designated as Series A Junior Participating Preferred Stock, having a liquidation preference of $1.00 per share (the “Series A Junior Preferred Stock”).

(ii)                                  As of the close of business on September 30, 2012 (the “Capitalization Date”), the Company had outstanding: 1,859,951 shares of Common Stock; 55,199 shares of Series A Preferred Stock; 100,000 shares of Series B Preferred Stock; 76,950 shares of Series C Preferred Stock; 9,000 shares of Series D Preferred Stock; and 6,000 shares of Series E Preferred Stock (the Series D Preferred Stock and Series E Preferred Stock being referred to herein as the “TARP Preferred Stock”).

(iii)                               As of the close of business on the Capitalization Date, other than in respect of awards outstanding under or issuable pursuant to the Company’s 1996 Long-Term Incentive Plan, 1996 Stock Option Plan and 2008 Long-Term Incentive Plan (the “Company Stock Plans”) in respect of which an aggregate of 437,390 shares of Common Stock have been reserved for issuance, 76,950 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of the Series C Preferred Stock and 25,000 shares of Series A Junior Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated January 31, 2003, entered into between the Company and US Stock Transfer

Corporation (the “Rights Plan”), no shares of Common Stock or Company Preferred Stock were reserved for issuance.  Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, including the Investment, the Other Private Placements, the TARP Exchange, the Other Preferred Exchanges, and the Rights Offering, the Company has not (A) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, except to Directors and certain executive officers of the Company and the Bank pursuant to the Stock Purchase Agreements copies of which are included in Section 2.2(c) of the Disclosure Schedule, (B) reserved for issuance any shares of Common Stock or Company Preferred Stock or (C) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.

(iv)                              All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  None of the outstanding shares of Capital Stock or other securities of the Company or any of the Company Subsidiaries was issued, sold or offered by the Company or any Company Subsidiary in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.

(v)                                 As of the date of this Agreement, except for (x) the outstanding awards under the Company Stock Plans listed on Section 2.2(c) of the Disclosure Schedule, (y) as set forth elsewhere in this Section 2.2(c) and (z) the Agreements, the TARP Exchange Agreement, and the Other Preferred Exchange Agreements, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of Capital Stock of the Company.

(d)                                 Authorization; No Conflicts; Shareholder Approval.

(i)                                     The Company has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations thereunder.  Subject to the approval by the Nasdaq Stock Market (“NASDAQ”) of the Company’s application pursuant to Rule 5635(f) and other applicable provisions of the Nasdaq Listing Rules to issue Common Stock in connection with the Investment, the Other Private Placements, the TARP Exchange, the Other Preferred Exchanges and related transactions without prior shareholder approval, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further approval or authorization is required on the part of the Company or its shareholders.  The Board of Directors has unanimously approved the transactions contemplated by this Agreement, including the Investment, the Other Private Placements, the Other Preferred Exchanges, and the TARP Exchange and the Rights Offering.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii)                                  Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests or other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (1) the certificate of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  Governmental Consents.  Except as set forth in the Disclosure Schedule, no Governmental Consents are necessary for the execution and delivery of this Agreement or for the transactions contemplated hereby.

(f)                                   Litigation and Other Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company

Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality.  There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company in his or her capacity as such.

(g)                                  Financial Statements.  Each of the audited consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, together with the notes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2011 as amended by the Form 10-K/A filed by the Company on September 14, 2012 (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein.

(h)                                 Reports.  Since December 31, 2008, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that they were required to file with any Governmental Entity (the foregoing, collectively, being referred to herein as the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, or as subsequently amended prior to the date hereof, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were the subject of written correspondence that have not been resolved.  The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and, as of the date of each such Company Report filed with the SEC, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(i)                                     Internal Accounting and Disclosure Controls.  The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom) or reputable banking industry service providers, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described below in this Section 2.2(i).  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer or executive chairman and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, the Company has no Knowledge of any reason that its outside auditors and its chief executive officer or executive chairman and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since December 31, 2008, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

(j)                                    Risk Management Instruments.  All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms.  Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k)                                 No Undisclosed Liabilities.  There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet as of December 31, 2011 and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2011 and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)                                     Mortgage Lending.  The Company and each of the Company Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary has satisfied, in all material respects (i) all Laws with respect to the origination, insuring, purchase, sale, servicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(m)                             Bank Secrecy Act; Anti-Money Laundering; OFAC; and Customer Information.  The Company is not aware of, has not been advised of, and, to the Knowledge of the Company, has no reason to believe that any facts or circumstances exist that would cause it or any Company Subsidiary to be deemed to be not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation.  The Company is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  The Company and each of the Company Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.  The Company will not directly or indirectly use the proceeds of the sale of the Common Stock pursuant to transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other Person, towards any sales or operations in any country appearing on the OFAC Specially Designated Nationals List (the “SDN List”) or for the purpose of financing the activities of any Person currently appearing on the SDN List.

(n)                                 Certain Payments.  Neither the Company nor any of the Company Subsidiaries, nor any directors, officers, nor to the Knowledge of the Company, employees or any of their Affiliates or any other Person who to the Knowledge of the Company is associated with or acting on behalf of the Company or any of the Company Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in material violation of any Law to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (B) to pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries or (ii) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that was required by Law or GAAP to have been recorded and was not recorded in the books and records of the Company or any of the Company Subsidiaries.

(o)                                 Absence of Certain Changes.  Since December 31, 2011 and except as Previously Disclosed or as required or contemplated by the terms of this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (ii) none of the Company or any Company Subsidiary has issued any securities (other than Common Stock and Company Options and other equity-based awards issued prior to the date of this Agreement pursuant to Company Stock Plans and reflected in the numbers set forth in Section 2.2(c)), (iii) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its Capital Stock, (iv) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (v) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)                                 Compliance with Laws.  The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary.  The Company and each Company Subsidiary have complied in all material respects and (i) are not in default or violation in any respect of, (ii) are not under investigation with respect to, and (iii) have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, restrictions applicable to recipients of funds under the Troubled Asset Relief Program of the Treasury, the respective Orders to Cease and Desist issued by the Office of Thrift Supervision to the Company and the Bank, with the consent of the Company and the Bank, effective September 9, 2010 (each, individually a “Regulatory Order” and, together, the “Regulatory Orders”), no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries.  As of the date hereof, the Bank has a Community Reinvestment Act rating of “outstanding.”

(q)                                 Agreements with Regulatory Agencies.  Except for the Regulatory Orders, (i) the Company and the Company Subsidiaries (A) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) are not a party to any written agreement, consent agreement or memorandum of understanding with, (C) are not a party to any commitment letter or similar undertaking to, and (D) are not subject to any capital directive by, and (ii) since December 31, 2011, neither the Company nor any of the Company Subsidiaries has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, including the Regulatory Orders, being referred to herein as a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2011 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, except that the Company and the Bank have been advised that they may receive revised Regulatory Orders from the Office of the Comptroller of the Currency and the Federal Reserve (either acting directly or by or through the Federal Reserve Bank of San Francisco).  Except as set forth in the Disclosure Schedule, the Company and the Company Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and the Company and the Company Subsidiaries have not received any notice from any Governmental Entity indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(r)                                    Contracts.  The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to the Investor or its representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party, each of which is set forth on Section 2.2(r) of the Disclosure Schedule (each, a “Material Contract”):

(i)                                     any contract or agreement relating to indebtedness of the Company or any Company Subsidiary for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $200,000, except for those issued in the ordinary course of business;

(ii)                                  any contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(iii)                               any contract or agreement limiting, in any material respect, the ability of the Company or any of the Company Subsidiaries to engage in any line of business or to compete, whether by restricting territories, customers or otherwise, or in any other material respect, with any Person;

(iv)                              any contract or agreement that concerns the sale or acquisition of any material portion of the Company’s business;

(v)                                 any alliance, cooperation, joint venture, shareholders, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any Company Subsidiary;

(vi)                              any contract or agreement involving annual payments in excess of $200,000 that cannot be cancelled by the Company or a Company Subsidiary without penalty on not more than 90 days’ notice;

(vii)                           any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking;

(viii)                        any contract or agreement with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries other than, with respect to non-executive employees and consultants, in the ordinary course of business; and

(ix)                              any contract or agreement containing any (x) non-competition or exclusive dealing obligations or other obligation which purports to limit or restrict in any respect the ability of the Company or any Company Subsidiary to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or the Company Subsidiaries is or can be conducted, or (y) right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business.

Each Material Contract (A) is legal, valid and binding on the Company and the Company Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable in accordance with its terms and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in material violation or default under any Material Contract.  No benefits under any Material Contract will be increased, and no vesting of any benefits under any Material Contract will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, nor will the value of any of the benefits under any Material Contract be calculated on the basis of any of the transactions contemplated by this Agreement.  The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Material Contract, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contracts.

(s)                                   Insurance.  The Company and each of the Company Subsidiaries are presently insured, and have been insured for at least the past two years, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the policies, bonds and other arrangements providing for the foregoing (the “Company Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by the Company or any of the Company Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies.  Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened in writing by the insurer, and there is no material claim for coverage by the Company, or any of the Company Subsidiaries, pending under any of such Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.

(t)                                    Title.  The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company or any Company Subsidiary.  Any real property and facilities held under lease by the Company or the Company Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company or the Company Subsidiaries.

(u)                                 Employee Benefits.

(i)                                     Section 2.2(v) of the Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (A) any current or former employee or director of the Company or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Company Subsidiaries or (B) the Company or any Company Subsidiary has

had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(ii)                                  (A) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws; (B) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred with respect to any Benefit Plan, and (C) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by the Company or any Company Subsidiary with respect to any Benefit Plan that has or is expected to result in any material liability or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)).

(iii)                               The Company and the Company Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”).

(v)                                 Taxes.  All material Tax Returns required to be filed by, or on behalf of, Company or the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  The Company and the Company Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or the Company Subsidiaries other than with respect to Taxes not yet due and payable.

(w)                               Labor.

(i)                                     Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, nor have there been any in the past year.

(ii)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company

Subsidiaries are in compliance with all federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes.

(iii)                               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no charge or complaint pending or threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any Company Subsidiary.

(x)                                 Brokers and Finders.  Except for PGP Capital Advisors, LLC (the “Placement Agent”) and the fees payable thereto (which fees are to be paid by the Company), neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(y)                                 Loan Portfolio.  As of the date of this Agreement, the characteristics of the loan portfolio of the Company have not materially and adversely changed from the characteristics of the loan portfolio as of December 31, 2011.

(z)                                  Offering of Securities.  Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Stock to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of any of the Common Stock to be issued pursuant to this Agreement to be subject to the registration requirements of the Securities Act.  Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Common Stock pursuant to the transactions contemplated by this Agreement.  Assuming the accuracy of the Investor’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Common Stock by the Company to the Investor.

(aa)                          Investment Company Status.  The Company is not, and upon consummation of the transactions contemplated by this Agreement will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(bb)                          Affiliate Transactions.  No officer, director, five percent (5%) shareholder or other Affiliate of the Company (or any Company Subsidiary), or any individual who, to the Knowledge of the Company, is related by marriage or adoption to or shares the same home as any such Person, or any entity which, to the Knowledge of the Company, is controlled by any such Person (collectively, an “Insider”), is a party to any contract or transaction with the Company (or any Company Subsidiary) which pertains to the business of the Company (or any Company Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (or any Company Subsidiary).  The foregoing representation and warranty does not include deposits at the Company (or any Company Subsidiary) or loans of $250,000 or less made in the ordinary course of business in compliance with Regulation O and other applicable Law.

(cc)                            Anti-takeover Provisions Not Applicable.  The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby will be exempt from any anti-takeover or similar provisions of the Company’s certificate of incorporation and bylaws, the Rights Plan and any provisions of any applicable “moratorium”, “control share”, “fair price”, “interested shareholder” or other anti-takeover Laws and regulations of any jurisdiction.

(dd)                          Issuance of the Common Stock.  The issuance of the Common Stock in connection with the transactions contemplated by this Agreement has been duly authorized and such Common Stock, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, and shall not be subject to preemptive or similar rights.

3.                                      Representations and Warranties of the Investor.  Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except for the representations and warranties that are as of a specific date which are made as of that date) that:

(a)                                 Organization and Authority.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)                                 Authorization; No Conflicts.

(i)                                     The Investor has the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors, general partner or managing members, investment committee, investment adviser or other authorized person, as the case may be, and no further approval or authorization by any of its shareholders, partners or other equity owners, as the case may be, is required.  This Agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company is the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)                                  Neither the execution, delivery and performance by the Investor of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (1) its certificate of incorporation or bylaws, its certificate of limited partnership or partnership agreement or its similar governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which the Investor may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) violate any Law applicable to the Investor or any of its properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)                                  Governmental Consents.  Except as set forth in the Disclosure Schedule, no Governmental Consents are necessary for the execution and delivery of this Agreement or for the purchase by the Investor of the Common Stock pursuant to this Agreement.

(d)                                 Purchase for Investment; Accredited Investor Status.  The Investor acknowledges that the Common Stock to be purchased by the Investor pursuant to this Agreement has not been registered under the Securities Act or under any state securities laws and may not be resold or transferred by the Investor without such registration or appropriate reliance on any available exemption from such requirements.  The Investor (i) is acquiring the Common Stock pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws solely for investment with no present intention to distribute any of the Common Stock to any Person, (ii) will not sell or otherwise dispose of any of the Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(e)                                  Brokers and Finders.  Neither the Investor, nor its respective Affiliates nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor in connection with this Agreement or the transactions contemplated hereby.  The Investor acknowledges that it is purchasing the Common Stock directly from the Company and not from the Placement Agent.

(f)                                   Investment Decision.  The Investor, or the duly appointed investment manager to the Investor (the “Investment Manager”), if applicable, has independently evaluated the merits of its decision to purchase the Common Stock pursuant to this Agreement, and the Investor confirms that neither it, nor its Investment Manager, if applicable, has relied on the advice of any other person’s business and/or legal counsel in making such decision.  The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Common Stock constitutes legal, tax or investment advice.  The Investor has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Common Stock.  The Investor understands that the Placement Agent has acted solely as the agent of the Company in this placement of the Common Stock and the Investor has not relied on the business or legal advice of the Placement Agent or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such persons has made any representations or warranties to the Investor in connection with the transactions contemplated by this Agreement.  Except as Previously Disclosed and except for this Agreement, there are no agreements or understandings with respect to the transactions contemplated by this Agreement and the Side Letter between the Investor or any of its Affiliates, on the one hand, and (i) any of the Other Investors or any of their respective Affiliates, in each case, the identity of which is known to the Investor, (ii) the Company or (iii) the Company Subsidiaries, on the other hand.

(g)                                  Financial Capability.  At the Closing, the Investor shall have available all funds necessary to consummate the purchase of Common Stock on the terms and conditions contemplated by this Agreement.

(h)                                 Access to Information.  The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Common Stock and the merits and risks of investing in the Common Stock; (ii) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Investment; and (iv) the opportunity to ask questions of management.

(i)                                     No Reliance.  The Investor has not relied on any representation or warranty in connection with the Investment other than those contained in this Agreement.

(j)                                    No Coordinated Acquisition.  Except as Previously Disclosed, the Investor (i) reached its decision to invest in the Common Stock independently from any other Person known by the Investor to be a potential investor in the Company, other than any Affiliates of the Investor that are also investing in the Other Private Placements, (any such person, a “Potential Investor”), (ii) is not affiliated with any other Potential Investor, (iii) is not advised or managed by an advisor or manager that advises or manages any other Potential Investor, other than any Affiliates of the Investor that are also investing in the Other Private Placements, (iv) has not entered into any agreement or understanding, whether written or not reduced to writing, with any other Potential Investor to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of the Company, (v) has not shared due diligence materials prepared by such Investor or any of its advisors or representatives with respect to the Company or any Company Subsidiaries with any other Potential Investor, (vi) has not been induced, nor has induced any other Potential Investor, to enter into the transactions contemplated by this Agreement by any other Potential Investor, (vii) was not notified of or provided the opportunity to enter into the transactions contemplated by this Agreement pursuant to the terms of any agreement or informal understanding with, or otherwise acting in concert with, any other Potential Investor and was not required by the terms of any agreement or informal understanding to so notify any other Potential Investor, (viii) is not a party to any formal or informal understanding with any other Potential Investor to make a coordinated acquisition of stock of the Company, and the investment decision of the Investor is not based on the investment decision of any other Potential Investor, (ix) is not a party to any formal or informal agreement or understanding concerning the appointment of any individual to the Board of Directors, (x) will not, by reason of the Investment, file, be required to file, or be required to be included in a Schedule 13D or Schedule 13G pursuant to the United States federal securities laws, (xi) has not engaged as part of a group consisting of substantially the same entities as the Potential Investors, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States and (xii) will not pay any other Potential Investor any fee in connection with the transactions contemplated hereby.  Except as Previously Disclosed, the Investor does not presently hold any capital stock of the Company.

4.                                      Indemnification by the Company.

(a)                                 After the Closing, and subject to Section 4(b), the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Investor and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees, as applicable, (the “Investor Indemnified Parties”) against, and reimburse any of the Investor Indemnified Parties for, all Losses that any of the Investor Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant hereto or (2) any breach or failure by the Company to perform any of its covenants or agreements contained in this Agreement.  Notwithstanding anything herein to the contrary, the obligations of the Company under this Section 4(a) shall not be applicable to or inure to the benefit of any transferee of the Common Stock sold pursuant to this Agreement who is not an Affiliate of the Investor.

(b)                                 Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless any of the Investor Indemnified Parties against, or reimburse any of the Investor Indemnified Parties for, any Losses pursuant to Section 4(a) (other than Losses arising out of the inaccuracy or breach of any Company

Specified Representations) until the aggregate amount of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 4(a) exceeds $50,000 (the “Deductible”), after which the Company shall be obligated hereunder for all of the Investor Indemnified Parties’ Losses for which the Investor Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 4(a).  Notwithstanding anything to the contrary contained herein, the Company shall not be required to indemnify, defend or hold harmless the Investor Indemnified Parties against, or reimburse the Investor Indemnified Parties for, any Losses pursuant to Section 4(a) in a cumulative aggregate amount exceeding the aggregate purchase price paid by the Investor to the Company pursuant to Section 1.1.

(c)                                  For purposes of Section 4(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Material Adverse Effect” or similar qualifications.

5.                                      Indemnification by the Investor.

(a)                                 After the Closing, and subject to Sections 5(b), the Investor shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Company, the Placement Agent and their respective Affiliates and their respective successors and assigns, officers, directors, partners, members and employees (collectively, the “Company Indemnified Parties”) against, and reimburse any of the Company Indemnified Parties for, all Losses that the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (1) the inaccuracy or breach of any representation or warranty made by the Investor in this Agreement or any certificate delivered pursuant hereto or (2) any breach or failure by such Investor to perform any of its covenants or agreements contained in this Agreement.

(b)                                 Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless any of the Company Indemnified Parties against, or reimburse any of the Company Indemnified Parties for any Losses pursuant to Section 5(a) until the aggregate amount of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5(a) exceeds the Deductible, after which the Investor shall be obligated hereunder for all of the Company Indemnified Parties’ Losses for which the Company Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 5(a).  Notwithstanding anything to the contrary contained herein, the Investor shall not be required to indemnify, defend or hold harmless the Company Indemnified Parties against, or reimburse the Company Indemnified Parties for, any Losses pursuant to Section 5(a) in a cumulative aggregate amount exceeding the aggregate purchase paid by the Investor to the Company pursuant to Section 1.1 hereof (other than Losses arising out of the inaccuracy or breach of any of the Investor Specified Representations).

(c)                                  For purposes of Section 5(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Material Adverse Effect” or similar qualifications.

6.                                      Notification of Claims.

(a)                                 Any Person that may be entitled to be indemnified pursuant to Section 4 or Section 5 hereof (an “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (an “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of two years after the closing of the transactions contemplated by this Agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of Section 4 or 5, as applicable, of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.

(b)                                 Upon receipt of a notice of a claim for indemnity from an Indemnified Party in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel reasonably acceptable to the Indemnified Party and at its own expense.  The Indemnified Party shall have the right to employ counsel on its own behalf for, and otherwise participate in the defense of, any such Third Party Claim, but the fees and expenses of its counsel will be at its own expense unless (A) the employment of counsel by the Indemnified Party at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, as applicable, (B) the Indemnified Party reasonably believes there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim, (C) the Indemnified Party reasonably believes there are legal defenses available to it that are different from, additional to or inconsistent with those available to the Indemnifying Party, or (D) the Indemnifying Party has not in fact employed counsel to assume the defense of such Third Party Claim within a reasonable time after receipt of notice of the commencement of such Third Party Claim, in each of which cases the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party; provided, however, that in the event any Investor Indemnified Party is similarly situated with any other “Investor Indemnified Party” under any of the other Agreements with respect to any Third Party Claim, and does not have any conflict of interest with such Person in the conduct of the defense of such Third Party Claim or have legal defenses available to it that are different from, additional to or inconsistent with those available to such Person, such Investor Indemnified Party shall be required to employ the same counsel as such Person and the Company shall be responsible for the fees and expenses of only one such counsel for such Investor Indemnified Party and such other Person or Persons (assuming any of clauses (A) through (D) is satisfied).  The Indemnified

Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Indemnified Party shall, and shall cause each of their Affiliates and representatives to, use reasonable best efforts to cooperate with the Indemnifying Party in the defense of any Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such  Indemnified Party from any and all liabilities in respect of such Third Party Claim.  An Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, that such consent shall not be required if the Indemnifying Party has not fulfilled any material obligations under this Section 6(b).

(c)                                  In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

7.                                      Indemnification Payment.  In the event a claim or any Action for indemnification hereunder has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party as a result of such claim or Action shall be reimbursed promptly by the Indemnifying Party upon receipt of an invoice describing such costs incurred by the Indemnified Party.  A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable judicial order has been entered into with respect to such claim or Action.

8.                                      Exclusive Remedies.  Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement.  No investigation of the Company by the Investor, or of the Investor by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.